Exhibit B

Broadwood Announces Intent to Vote Against Acquisition of STAAR Surgical by Alcon

FOR IMMEDIATE RELEASE

(New York, NY – September 2, 2025) – Broadwood Partners, L.P. and its affiliates (together, “Broadwood”) currently intend to vote against the proposed acquisition of STAAR Surgical Company by Alcon Inc. Broadwood is STAAR’s largest shareholder, owning 27.3% of STAAR’s common shares outstanding. Broadwood has owned STAAR shares for over 30 years, has been the company’s largest shareholder since 2007, and has long been one of STAAR’s largest and most supportive stockholders, including by providing capital to the company on various occasions. Broadwood continues to believe in the superiority of STAAR’s proprietary technology, its large global growth potential, and its ability to again become a highly profitable company.

Unfortunately, after reviewing the preliminary merger proxy statement that STAAR filed last Friday, and in particular the history of negotiations that was disclosed in the preliminary proxy, Broadwood believes the transaction suffers from multiple process and valuation deficiencies. Further, Broadwood has been disappointed in the choices that STAAR’s Board of Directors has made under the influence of its current advisers. These choices include not only the choice to sell the company without pursuing an adequate sale process, but also intransigence with respect to the process regarding Broadwood’s books and records demand. This demand has not resulted in the production of any documents despite the passage of 24 days since the demand was made.

The Background of the Merger in the preliminary proxy discloses multiple important facts. First, Alcon previously offered $55.00 per share and a $7.00 contingent value right for STAAR in October 2024 — a price far above the current offer. Alcon subsequently withdrew its offer shortly before STAAR reported that it faced inventory management challenges. However, those challenges have now been addressed, and STAAR has improved its cost discipline, providing a path to a sharp rebound in its revenue and profits in coming quarters. Broadwood is concerned that stockholders are now being asked to accept inferior terms despite the fact that the challenges that followed Alcon’s initial bid have been substantially resolved.

Second, the preliminary proxy indicates that there was no meaningful market check. The proxy acknowledges that two additional parties — Party A and Party B — expressed interest in a potential transaction. However, neither was provided sufficient time to submit a proposal, and neither STAAR nor its advisers conducted any formal outreach to solicit interest from other potential bidders. Based on its ongoing discussions with multiple strategic and financial parties, Broadwood believes that far better value-creating alternatives than the Alcon acquisition offer would have been available to the STAAR Board and STAAR’s shareholders if a proper sale process had been pursued. Such alternatives could have included an acquisition of STAAR at a higher value, or a sale of part of STAAR at a high value, or other alternatives.

Third, STAAR’s second quarter results, which were not released until after the merger agreement was executed and announced, reflected the progress by STAAR in reducing its cost structure and resolving the temporary challenges that resulted in the sharp decline in its stock price in late 2024 and early 2025. Broadwood believes that by securing deal execution before those results became public, Alcon was effectively able to lock in the transaction at a price that did not reflect these improved fundamentals and was far below its October 2024 offer. In sum, Alcon swooped in at a low price when STAAR was well along in fixing the problems that we believe had caused Alcon to back away from its previous offer at a much higher price. Given time, Broadwood believes that STAAR could have quickly returned to significant revenue growth and substantial profitability, and then conducted a robust sale process—the likely result of which would have been either a much higher bid from Alcon or success in pursuing any of a number of other paths that would realize higher shareholder value.

Fourth, an independent randomized clinical trial — “Measuring Outcomes of LASIK and EVO-ICL in Matched Populations (EVOlve)” (NCT06700460) — is complete and the results are expected to be published soon. This trial, which compares Alcon’s LASIK platform to the EVO ICL, may have significant implications for the competitive positioning of the EVO ICL relative to LASIK, and therefore to the long-term growth prospects of STAAR and its strategic value to potential acquirers within the ophthalmic products industry. In its press release announcing the merger agreement, Alcon referred to the EVO ICL as a product for moderate and high myopes, and also referenced in particular the rising number of high myopes around the world. STAAR and its shareholders have long seen the opportunity for a further market share shift away from LASIK and to the EVO ICL, driven in part by the growing body of clinical literature that supports the advantages of the EVO ICL for moderate and some low myopes. Therefore, there is a clear misalignment in vision between Alcon and the owners of STAAR, its shareholders. Broadwood is concerned that the timing of Alcon’s actions may have been driven partly by the expected publication of this study.

Broadwood’s serious concerns about the fairness and integrity of the sales process, in addition to the insufficient merger consideration, lead us to believe that the acquisition is not in the best interest of STAAR’s shareholders. Accordingly, Broadwood intends to vote against the acquisition and asks the Board to immediately reconsider its recommendation thereof.

The statements above reflect only Broadwood’s current voting intent and is not a solicitation of proxies, nor a request to vote or withhold a proxy from any other shareholder. Broadwood continues to evaluate its options and reserves all rights to take further action.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. This press release does not recommend the purchase or sale of a security. There is no assurance or guarantee with respect to the prices at which any securities of STAAR Surgical, Inc. will trade, and such securities may not trade at prices that may be implied herein. In addition, this press release and the discussions and opinions herein are for general information only, and are not intended to provide investment advice.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words "expects", "anticipates", "believes", "intends", "estimates", "plans", "will be" and similar expressions. Although Broadwood believes that the expectations reflected in forward-looking statements contained herein are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties—many of which are difficult to predict and are generally beyond the control of Broadwood or STAAR—that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. In addition, the foregoing considerations and any other publicly stated risks and uncertainties should be read in conjunction with the risks and cautionary statements discussed or identified in STAAR’s public filings with the U.S. Securities and Exchange Commission. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Broadwood does not undertake any obligation to update or revise any forward-looking information or statements. Certain information included in this material is based on data obtained from sources considered to be reliable.

Broadwood also reserves the right to change the opinions expressed herein and its intentions with respect to its investment in STAAR, and to take any actions with respect to its investment in STAAR as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions, except as required by law.

Contact:

Neal Bradsher

Broadwood Capital

neal@broadwoodcapital.com

(212) 508-5735